EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Reeds, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-8 pertaining to Reed’s 2001 Employee Stock Option Plan and Reed’s 2007 Stock Incentive Reward Plan, of our report dated March 22, 2011, relating to the financial statements of Reeds Inc. as of December 31, 2010 and for the years ended December 31, 2010 and 2009, which appears in the Reed’s, Inc Annual Report on Form 10-K for the fiscal years ended December 31, 2010 and 2009 filed with the Securities and Exchange Commission on March 22, 2011. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California
December 20, 2011